NEW IBERIA, LA – NYSE-MKT: TSH - Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today announced the sale of a portfolio of single-family owner-occupied, performing, fixed rate mortgage loans with a book value of $46.3 million.

The Company will recognize a one-time gain of approximately $2.0 million in the Company’s first fiscal quarter associated with the sale of the loans.  The Bank will retain servicing of these loans.

The portfolio has a weighted average coupon rate of approximately 3.7% and a weighted average remaining term of approximately 170 months. The transaction is expected to boost the Company’s capital base, increase non-interest income of the Bank for the first quarter of fiscal 2013, and strengthen the overall financial position of the Company and the Bank.

Commenting on the loan sale, Little said, “The loan sale positively impacts our balance sheet and income statement.  With more commercial lenders in place, together with the good economy in South Louisiana, we believe we can replace these loans with a mix of conforming mortgage, other retail and commercial loans.”

Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 70,000 customers.  Teche is the fourth largest publicly traded bank holding company based in Louisiana with over $851 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE MKT.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time.   The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.